EXHIBIT 99.1

Callon Petroleum Declares Series A Preferred Dividend

Natchez, MS (March 4, 2014) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that it has declared a cash dividend of $1.25 per share, on its 10.0% Series A Cumulative Preferred Stock (“Series A Preferred Stock”). The dividend will be paid on March 31, 2014 to stockholders of record as of March 14, 2014. The Series A Preferred Stock is currently listed on the New York Stock Exchange under the symbol “CPE.A.”

Callon is an independent energy company focused on the acquisition, development, exploration and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the top of the homepage.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These projections and statements reflect Callon’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

Important Additional Information

Callon, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Callon stockholders in connection with the matters to be considered at Callon’s 2014 Annual Meeting. Callon intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Callon stockholders. CALLON STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Callon’s directors and executive officers in Callon stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company’s website (www.callon.com) in the section “Investors.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Callon’s 2014 Annual Meeting. Information can also be found in Callon’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 14, 2013. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Callon with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Callon’s website at www.callon.com or by writing to Callon at 200 North Canal Street, Natchez, Mississippi 39120.

For further information contact
Rodger W. Smith, 1-800-451-1294